Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 are based on the historical financial statements of PLBY Group, Inc. (“PLBY”) and Honey Birdette (Aust) Pty Limited (“Honey Birdette”) after giving effect to PLBY’s acquisition of Honey Birdette using the acquisition method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The following unaudited pro forma condensed combined statements of operations of PLBY and Honey Birdette for the year ended December 31, 2021 combines the historical consolidated statements of operations of PLBY for the year ended December 31, 2021, which includes Honey Birdette from the period following the closing of the acquisition (the “Closing”), August 10, 2021 to December 31, 2021, with the historical consolidated statements of operations of Honey Birdette for the period from January 1, 2021 to August 9, 2021, giving effect to the acquisition as if it had been completed on January 1, 2021, the first day of PLBY’s fiscal year 2021. A pro forma condensed combined balance sheet is not presented because the acquisition is already reflected in PLBY’s historical consolidated balance sheet as of December 31, 2021.

As PLBY and Honey Birdette have different quarter and year ends, we have prepared Honey Birdette’s statements of operations for the 32-week period ended August 9, 2021 for the purpose of combining with the PLBY statements of operations for the year ended December 31, 2021.

The acquisition has been accounted for under the acquisition method of accounting in accordance with Accounting Standard Codification (“ASC”) 805, Business Combinations (“ASC 805”). Under the acquisition method of accounting, the total estimated purchase price, calculated as described in Note 1 to the unaudited pro forma condensed combined financial information, is allocated to the net tangible and intangible assets of Honey Birdette acquired in connection with the acquisition, based on their estimated fair values. Management has made a final allocation of the purchase price for Honey Birdette to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed from Honey Birdette. The updates to the estimated purchase price allocation in the fourth quarter of 2021 were primarily due to a decrease in inventory step up adjustment. The total acquisition consideration was greater than the fair value of the net assets acquired resulting in the recognition of goodwill of $223.4 million.

The unaudited pro forma condensed combined financial information has been prepared by management for illustrative purposes only and is not necessarily indicative of the condensed consolidated financial position or results of operations in future periods or the results that actually would have been realized had PLBY and Honey Birdette been a combined company during the specified periods. The unaudited pro forma condensed combined financial information does not reflect any operating efficiencies and/or cost savings that may be achieved with respect to the combined companies, or any liabilities that may result from integration activities. The pro forma adjustments are based on the information available at the time of the preparation of this document. The unaudited pro forma condensed combined financial information, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with PLBY’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission on March 16, 2022, in addition to Honey Birdette’s historical consolidated financial statements for the 52-week period ended June 27, 2021, which were included in Exhibit 99.1 to the Current Report on Form 8-K/A filed by PLBY with the Securities and Exchange Commission on October 21, 2021.

Unaudited Pro Forma Condensed Combined Statements of Operations
(in thousands, except per share amounts)

	PLBY Historical	Honey Birdette Historical	US GAAP Adjustments	Notes	Transaction Accounting Adjustments	Notes	Financing	Notes	Pro Forma Combined
	12 Months Ended December 31, 2021	January 1, 2021 to August 9, 2021
	Note (2a)	Note (2b), 2(c)	Note 2(c)		Note 2(c)
Net revenues	$246,586	$45,677			$—		$—		$292,263
Costs and expenses:
Cost of sales	(114,161)	(9,422)	—		—		—		(123,583)
Selling and administrative expenses	(200,063)	(21,385)	(699)	2(d) i, iii	(3,790)	2(e)	—		(225,937)
Related-party expenses	(250)	—			—		—		(250)
Other operating expenses	(964)	—	—		—		—		(964)
Total costs and expenses	(315,438)	(30,807)	(699)		(3,790)		—		(350,734)
Operating income (loss)	(68,852)	14,870	(699)		(3,790)		—		(58,471)
Nonoperating (expense) income:
Interest expense	(13,312)	(340)	340	2(d) ii	—		(2,694)	2(f)	(16,006)
Loss on extinguishment of debt	(1,217)	–	—		—		—		(1,217)
Gain from settlement of convertible promissory note	700				—		—		700
Other, net	2,226	101			—		—		2,327
Total nonoperating (expense) income	(11,603)	(239)	340		—		(2,694)		(14,196)
Income (loss) before provision for income taxes	(80,455)	14,631	(359)		(3,790)		(2,694)		(72,667)
Benefit (expense) from income taxes	2,779	(4,321)	99	2(g)	1,044	2(g)	742	2(g)	343
Net (loss) income	(77,676)	10,310	(260)		(2,746)		(1,952)		(72,324)
Net (loss) income attributable to PLBY	$(77,676)	$10,310	$(260)		$(2,746)		$(1,952)		$(72,324)
Net loss per share, basic and diluted	$(2.04)								$(1.90)
Weighted-average shares used in computing net loss per share, basic and diluted	38,105,736								38,105,736

See accompanying notes to unaudited pro forma combined financial information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

1.Basis of Pro Forma Presentation

Description of the Acquisition

On June 28, 2021 (“Contract Date”), PLBY entered into a Share Purchase Agreement (the “SPA”) to acquire Honey Birdette, a company organized under the laws of Australia. Aggregate consideration of $327.7 million as of the Contract Date consisted of approximately $235.0 million in cash based on an exchange rate of 0.7391 and 2,155,849 shares of PLBY common stock, valued at $92.7 million as of the Contract Date, based on a Contract Date per share price of $43.02. Pursuant to the SPA, on August 9, 2021 (“Closing Date”), PLBY acquired all of the capital stock of Honey Birdette. PLBY’s Closing Date per share price of $26.57 resulted in total consideration transferred of $288.8 million. As a result of the transaction, Honey Birdette became an indirect, wholly-owned subsidiary of PLBY. On August 19, 2021, an additional 4,412 shares of PLBY common stock were issued to the Honey Birdette sellers pursuant to the terms of a true-up under the SPA. For the purposes of the proforma condensed combined statements of operations, such shares have been considered issued as of the Closing Date.

In connection with the acquisition, on August 11, 2021, PLBY entered into an amendment (the “First Amendment”) to its Credit and Guaranty Agreement, dated May 25, 2021 (the “2021 Term Credit Agreement”) to (a) obtain a $70.0 million incremental term loan for the purpose of funding the acquisition, thereby increasing the aggregate principal amount of term loan indebtedness outstanding under the 2021 Term Credit Agreement to $230.0 million, and (b) amend the terms of the 2021 Term Credit Agreement to, among other things, permit Honey Birdette and certain of its subsidiaries to guaranty the obligations under the 2021 Term Credit Agreement.

Basis of Pro Forma Preparation

The unaudited pro forma combined statements of operations are based on the historical consolidated statements of operations of PLBY and the historical statements of operations of Honey Birdette, after giving effect to the acquisition using the acquisition method of accounting in accordance with ASC 805, and applying the assumptions and adjustments described herein.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 combine the historical consolidated statements of operations of PLBY and Honey Birdette, giving effect to the acquisition as if it had been completed on January 1, 2021.

The pro forma financial statements are presented in United States dollars (“USD”) and prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Since Honey Birdette’s historical consolidated financial statements are presented in Australian dollars (“AUD”) and prepared in accordance with International Financial Reporting Standards (“IFRS”), the historical financial information of Honey Birdette used in the pro forma financial statements has been reconciled to US GAAP and translated into USD. For comparative purposes certain line items were reclassified to conform with the pro forma financial presentation.

PLBY and Honey Birdette have different fiscal quarter and year ends. Honey Birdette follows a fiscal calendar widely used by the retail industry that results in a fiscal year consisting of a 52- or 53-week period ending on the Sunday closest to December 31, 2021. Each fiscal year of Honey Birdette consists of four 13-week quarters, with an extra week added to each fiscal year every five or six years. PLBY follows a monthly reporting calendar, with its fiscal year ending on December 31. Accordingly, the unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2021 combines the historical results of (i) Honey Birdette for the 32-week period ended August 9, 2021 and (ii) PLBY for the 12-month period ended December 31, 2021, which includes Honey Birdette from the period following the the Closing, August 10, 2021 to December 31, 2021. We have prepared Honey Birdette’s statements of operations for the 32-week period ended August 9, 2021 for purposes of combining with the PLBY statements of operations. The difference in fiscal periods for Honey Birdette and PLBY is considered to be insignificant and no related adjustments have been made in the preparation of this unaudited pro forma condensed combined financial information.

Accounting Policies

During preparation of the unaudited pro forma condensed combined statements of operations, PLBY management performed an analysis to identify differences in accounting policies and methodologies between PLBY and Honey Birdette. Such differences were considered immaterial, and no adjustments have been made in the preparation of this unaudited pro forma condensed combined statements of operations.

2.    Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

Refer to the items below for a reconciliation of the pro forma adjustments reflected in the unaudited pro forma condensed combined statements of operations:

(a)    Represents the audited historical condensed consolidated statements of operations of PLBY for the year ended December 31, 2021.
(b)    Represents the unaudited historical condensed consolidated statements of operations of Honey Birdette for the the 32-week period ended August 9, 2021.
(c)    The unaudited historical pro forma condensed statements of operations of Honey Birdette, initially reported in AUD, was translated into USD using the following historical foreign exchange rate:

AUD/USD
Average exchange rate for the 32-week period ended August 9, 2021	0.7659
(d)    Lease accounting: Honey Birdette accounts for all leases as finance leases under IFRS 16 whereas under U.S. GAAP, leases are classified as either finance or operating. PLBY accounts for its leases under ASC 842 and classifies them as operating. As a result, the following adjustments were made to Honey Birdette’s consolidated statements of operations in order to convert from IFRS to U.S. GAAP:
(i)    Depreciation expense on the right of use assets was reversed.
(ii)    Interest expense related to the lease liability was reversed.
(iii)    Straight-line rent expense was recorded for all operating leases under U.S. GAAP.
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 are as follows:

(e)    Represents the adjustments to record amortization expense related to the increased basis of acquired intangible assets of Honey Birdette and unfavorable leasehold interest liability, which have been recorded at estimated fair value on a pro forma basis and will be amortized, on a straight-line basis, over their estimated useful lives.
(f)    Represents additional interest expense and amortization of related debt discount associated with the borrowing of an additional $70.0 million under PLBY’s 2021 Term Credit Agreement used to partially finance the acquisition.
(g)    The pro forma tax adjustments are calculated using an estimated blended statutory rate of 27.55% based on the predominant taxable jurisdictions of Honey Birdette.

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